July 2 8 , 2023

Northern Lights Fund Trust III

225 Pictoria Drive, Suite 450

Cincinnati, OH 45246

Re:       Northern Lights Fund Trust III - File Nos. 333-178833 and 811-22655

Ladies and Gentlemen:

A legal opinion (the “Legal Opinion”) that we prepared was filed with Post-Effective Amendment No. 544 to the Northern Lights Fund Trust III Registration Statement. We hereby give you our consent to incorporate by reference the Legal Opinion into Post-Effective Amendment No. 57 6 under the Securities Act of 1933 (Amendment No. 57 9 under the Investment Company Act of 1940) (the “Amendment”) and consent to all references to us in the Amendment.

Very truly yours,

/s/ Thompson Hine LLP

THOMPSON HINE LLP